                                                                 Exhibit (2)(A)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           EFFICIENT NETWORKS, INC.
                                      at
                             $23.50 NET PER SHARE
                                      by
                           MEMPHIS ACQUISITION INC.
                         a wholly owned subsidiary of
                              SIEMENS CORPORATION
                    an indirect wholly owned subsidiary of
                          SIEMENS AKTIENGESELLSCHAFT

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON THURSDAY, MARCH 29, 2001, UNLESS THE OFFER IS EXTENDED


   The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of February 21, 2001 among Siemens Corporation, a Delaware corporation, Memphis Acquisition Inc., a Delaware corporation, and Efficient Networks, Inc., a Delaware corporation. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (as defined herein) that, when added to the Shares already owned by Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany, and its direct and indirect wholly owned subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants, or rights, excluding, however, any securities not convertible or exercisable on or prior to July 31, 2001 or which have an effective conversion or exercise price in excess of $23.50 per Share immediately prior to the expiration of the Offer) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Act Against Restraints of Competition of the Federal Republic of Germany or any other applicable foreign antitrust law, having expired or been terminated prior to the expiration of the Offer. The Offer is also subject to certain other conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

                               ----------------

   The Board of Directors of Efficient Networks has unanimously (with Mr. Anthony T. Maher, a Siemens AG employee, not in attendance) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

                               ----------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section
3. Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

   Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                             Goldman, Sachs & Co.

March 2, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET

INTRODUCTION..............................................................   1
   1. Terms of the Offer; Expiration Date.................................   4
   2. Acceptance for Payment and Payment for Shares.......................   5
   3. Procedures for Accepting the Offer and Tendering Shares.............   6
   4. Withdrawal Rights...................................................   9
   5. Certain Federal Income Tax Consequences.............................   9
   6. Price Range of Shares; Dividends....................................  10
   7. Certain Information Concerning the Company..........................  11
   8. Certain Information Concerning Siemens AG, Siemens Corp. and
      Purchaser...........................................................  14
   9. Financing of the Offer and the Merger...............................  15
  10. Background of the Offer; the Merger Agreement and Related
      Agreements..........................................................  15
  11. Purpose of the Offer; Plans for the Company After the Offer and the
      Merger; Effect on Convertible Notes.................................  28
  12. Dividends and Distributions.........................................  31
  13. Possible Effects of the Offer on the Market for Shares, Nasdaq
      Listing, Margin Regulations and Exchange Act Registration...........  32
  14. Certain Conditions of the Offer.....................................  33
  15. Certain Legal Matters and Regulatory Approvals......................  34
  16. Fees and Expenses...................................................  37
  17. Miscellaneous.......................................................  37

SCHEDULES
  Schedule I Directors and Executive Officers of Siemens AG, Siemens Corp.
  and Purchaser

                              SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers on the last page of this Offer to Purchase.

Who is offering to buy my securities?

  . We are Memphis Acquisition Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Siemens Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft (commonly referred to as Siemens AG), a corporation formed under the laws of the Federal Republic of Germany. We were organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See "Section 8. Certain Information Concerning Siemens AG, Siemens Corp. and Purchaser."

  . Siemens Corporation serves as the holding company for businesses of Siemens AG in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Siemens AG in the United States. See "Section 8. Certain Information Concerning Siemens AG, Siemens Corp. and Purchaser."

  . Siemens AG's principal business is the design, development, manufacture and marketing of a wide range of electrical and electronic products and systems. See "Section 8. Certain Information Concerning Siemens AG, Siemens Corp. and Purchaser."

What are the classes and amounts of securities sought in this Offer?

  . We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Efficient Networks, Inc. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

  . The Offer is not being made for (nor will tenders be accepted of) any of Efficient Networks' 5% Convertible Subordinated Notes due March 15, 2005. Holders of the Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Efficient Networks shares. After the consummation of the Offer, the Company will mail a written notice setting forth the procedure for the holders of Convertible Notes to exercise their right to require the Company to repurchase their Convertible Notes. See "Introduction" and "Section 11. Purpose of the Offer, Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

How much are you offering to pay and what is the form of payment?

  . We are offering to pay $23.50 per share of common stock of Efficient
    Networks, net to the seller in cash (subject to applicable withholding taxes) and without interest thereon. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

  . If you tender your Efficient Networks shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the Offer. See "Introduction."

What are the most significant conditions of the Offer?

  . We are not obligated to purchase any Efficient Networks shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Efficient Networks shares that, when added to the 3,716,800 Efficient Networks shares already owned by Siemens AG, is equal to at least a majority of the then outstanding shares on a fully diluted basis (including, without limitation, all shares issuable upon conversion of any convertible security or upon the exercise of any options, warrants, or rights, excluding, however, any securities not convertible or exercisable on or prior to July 31, 2001 or which have an effective conversion or exercise price in excess of $23.50 per share immediately prior to the expiration of the Offer). See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions to the Offer."

  . We are not obligated to purchase any Efficient Networks shares unless prior to the expiration of the Offer the applicable waiting periods under United States, German and other applicable foreign antitrust and competition laws, have expired or been terminated. See "Section 15. Certain Legal Matters and Regulatory Approvals."

   These and other conditions to our obligation to purchase Efficient Networks shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals."

Do you have the financial resources to make the offered payment?

  . Yes. Siemens Corporation, the parent of Memphis Acquisition Inc., will be financing the Offer with funds provided by Siemens AG and its affiliates. See "Section 9. Financing of the Offer and the Merger."

Is your financial condition relevant to my decision to tender in the Offer?

  . We do not think that our financial condition is relevant to your decision to tender in the Offer because the form of payment consists solely of cash and the Offer is not subject to a financing condition. In addition, no relevant historical information concerning Memphis Acquisition Inc. is available because we have not carried on any activities other than in connection with this Offer.

How long do I have to decide whether to tender in the Offer?

  . You will have at least until 12:00 midnight, New York City time, on Thursday, March 29, 2001, to decide whether to tender your Efficient Networks shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended, and under what circumstances?

  . We may, without the consent of the Company, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer or will extend the Offer if any conditions to the Offer have not been satisfied. See "Section 1. Terms of Offer; Expiration Date."

How will I be notified if the Offer is extended?

  . If we decide to extend the Offer, we will inform Mellon Investor Services
    LLC, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the Offer was previously scheduled to expire. See "Section 1. Terms of Offer; Expiration Date."

How do I tender my shares?

   To tender your Efficient Networks shares in the Offer, you must:

  . complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

  . tender your Efficient Networks shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

  . if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to Mellon Investor Services LLC prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Efficient Networks shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

Until what time can I withdraw previously tendered shares?

  . You may withdraw previously tendered shares any time prior to the expiration of the Offer, and, unless we have accepted the shares pursuant to the Offer, you may also withdraw any tendered shares at any time after April 30, 2001. See "Section 4. Withdrawal Rights."

How do I withdraw previously tendered shares?

  . To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Mellon Investor Services LLC while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "Section 4. Withdrawal Rights."

What does the Board of Directors of Efficient Networks think of the Offer?

  . The Board of Directors of Efficient Networks has unanimously (with Mr.
    Anthony T. Maher, a Siemens AG employee, not in attendance) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger, are fair to, and in the best interests of, Efficient Networks' stockholders, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the merger, and has resolved to recommend that Efficient Networks' stockholders accept the Offer and tender their shares pursuant to the Offer. See "Introduction."

Will Efficient Networks continue as a public company?

  . If the merger occurs, Efficient Networks will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and Efficient Networks may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

Will the Offer be followed by a merger if all the shares are not tendered?

  . If we accept for payment and pay for at least the number of Efficient
    Networks shares that, when added to the 3,716,800 Efficient Networks shares already owned by Siemens AG, is equal to at least a majority of the then outstanding shares on a fully diluted basis (including, without limitation, all shares issuable upon conversion of any convertible security or upon the exercise of any options, warrants, or rights, excluding, however, any securities not convertible or exercisable on or prior to July 31, 2001 or which have an effective conversion or exercise price in excess of $23.50 per share immediately prior to the expiration of the Offer), we will merge into Efficient Networks. If the merger occurs, Efficient Networks will become a wholly owned subsidiary of Siemens Corporation, and each issued and then outstanding Efficient Networks share (other than any shares held in the treasury of Efficient Networks, or owned by us, Siemens Corporation or any subsidiary of Siemens AG or Efficient Networks and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $23.50 per share, in cash (or any greater amount per share paid pursuant to the Offer), without interest. See "Introduction."

If I decide not to tender, how will the Offer affect my shares?

  . If you decide not to tender your shares in the Offer and the merger occurs, you will receive the same amount of cash per share as if you would have tendered your shares in the Offer, unless you have exercised your appraisal rights under Delaware law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

  . If you decide not to tender your shares in the Offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the shares and Efficient Networks may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

  . Following the Offer it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the shares could no longer be used as collateral for loans made by brokers. See "Section 13. Possible Effects of the Offer on the Market of Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

What is a recent market value of my shares?

  . On February 21, 2001, the last full trading day before we announced our Offer, the last reported closing price per Efficient Networks share reported on the Nasdaq National Market was $12 3/8 per share. See "Section 7. Certain Information Concerning the Company."

With whom may I speak if I have questions about the offer?

  . You can call Georgeson Shareholder Communications Inc., the Information
    Agent, at (212) 440-9800 or (800) 223-2064, or Goldman, Sachs & Co., the
    Dealer Manager, at (212) 902-1000 or (800) 323-5678. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
 Efficient Networks, Inc.:

                                 INTRODUCTION

   Memphis Acquisition Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Siemens Corporation, a Delaware corporation ("Siemens Corp.") and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft, a corporation formed under the laws of the Federal Republic of Germany ("Siemens AG"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.001 per share ("Shares"), of Efficient Networks, Inc., a Delaware corporation (the "Company"), for $23.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), being the "Per Share Amount"), net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See "Section 8. Certain Information Concerning Siemens AG, Siemens Corp. and Purchaser" for additional information concerning Siemens AG, Siemens Corp. and Purchaser.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser or Siemens Corp. will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman Sachs"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), Mellon Investor Services LLC (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent") incurred in connection with the Offer. See "Section
16. Fees and Expenses."

   The Board of Directors of the Company (the "Board") has unanimously (with Mr. Anthony T. Maher, a Siemens AG employee, not in attendance) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

   Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board its written opinion dated February 21, 2001 to the effect that, based upon and subject to various considerations and assumptions described in such opinion, the $23.50 per Share cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Morgan Stanley is contained in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to the Company's stockholders with this Offer to Purchase. The Company's stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley.

   The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Siemens AG and its direct and indirect wholly owned subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, excluding, however, any securities not convertible or exercisable on or prior to July 31, 2001 or which have an effective conversion or exercise price in excess of $23.50 per Share immediately prior to the expiration of the Offer) (the "Minimum Condition") and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Act Against Restraints of Competition of the Federal Republic of Germany (the "German Competition Act") or any other applicable foreign antitrust law, having expired or been terminated prior to the expiration of the Offer (the "Antitrust Condition"). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer," which set forth in full the conditions to the Offer.

   The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 21, 2001 (the "Merger Agreement") among Siemens Corp., Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver, of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged into the Company (the "Merger"). As a result of the Merger, the Company, which will continue as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Siemens Corp. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Siemens Corp. or any direct or indirect wholly owned subsidiary of Siemens AG or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive the Per Share Amount in cash, without interest (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes." The Merger Agreement is more fully described in "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5. Certain Federal Income Tax Consequences."

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

   The obligations of each party to effect the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements" and "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

   Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the stockholders of the Company. In such event, Siemens Corp., Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the stockholders of the Company is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

   The Company has advised Purchaser that, as of February 21, 2001, 59,332,385 Shares were issued and outstanding, including 14,284,879 Shares reserved for issuance pursuant to outstanding employee stock options or stock incentive rights, no Shares were held in the treasury of the Company and no Shares are held by any subsidiary of the Company. Assuming that 59,332,385 Shares are outstanding on the scheduled Expiration Date (as defined below), Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser owns 53,399,147 Shares on such date. Based on such information and the fact that Siemens AG and its direct and indirect wholly owned subsidiaries own 3,716,800 Shares, the Minimum Condition would be satisfied if Purchaser acquired an additional 25,949,393 Shares pursuant to the Offer.

   The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of the Company's 5% Convertible Notes due March 15, 2005 (the "Convertible Notes") who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture dated as of March 1, 2000 between the Company and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture"), and tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 thereof) into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $181.00 per share (5.525 Shares per $1,000 principal amount of Convertible Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if any Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights under the Indenture. According to the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding would be entitled to receive the consideration receivable upon consummation of the Merger by such holder of the number of Shares which would have been issuable upon conversion of such Convertible Note immediately prior to the Merger, or $129.83 per $1,000 principal amount of Convertible Notes. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

   Subject to the terms and conditions of the Indenture, upon the consummation of the Offer, the holders of Convertible Notes, will have the right to require the Company to repurchase their Convertible Notes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest up to, but excluding, the date of repurchase. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

   Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date.

   No appraisal rights are available in connection with the Offer; however, stockholders of the Company may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes."

   This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

   1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 29, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

   The Offer is subject to the conditions described under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition and the Antitrust Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not, without the prior consent of the Company, decrease the Per Share Amount, waive the Minimum Condition, reduce the number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer."

   The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule or regulation of the Commission, or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than 90% of the outstanding Shares on a fully diluted basis. The Merger Agreement also provides that, if, on the initial scheduled expiration date of the Offer, the only conditions remaining unsatisfied are the failure of the waiting period under the HSR Act, the German Competition Act or any other applicable foreign antitrust law, to have expired or been terminated, then Purchaser shall extend the Offer from time to time until July 31, 2001. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

   Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer),
(ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the period from 12:01 a.m. through 12:00 midnight, New York City time.

   Purchaser may offer a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones New Services or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

   The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listings.

   2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the

Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser reserves the right to delay acceptance of or payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals."

   In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and
(iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

   If Purchaser does not purchase any Shares pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tender of Securities. In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

   In all cases (including any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Siemens Corp. or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 21, 2001). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

   Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   4. Withdrawal Rights.

   Tender of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 30, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1. Terms of the Offer; Expiration Date."

   For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Siemens Corp. or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

   5. Certain Federal Income Tax Consequences.

   The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

   The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20%; provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

   Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

   6. Price Range of Shares; Dividends.

   The Shares are listed and principally traded on Nasdaq under the symbol "EFNT." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported on the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

                              Shares Market Data

                                                              High      Low
                                                           ---------- --------
   Fiscal 1999:
   First Quarter (beginning July 15, 1999, through Sept.
    30, 1999)............................................. $ 68       $29 1/4
   Second Quarter......................................... $ 88 1/2   $31
   Third Quarter.......................................... $186 13/16 $56 1/2
   Fourth Quarter......................................... $154 5/8   $38 3/16
   Fiscal 2000:
   First Quarter.......................................... $105 15/16 $31
   Second Quarter......................................... $ 52 7/16  $10 3/4
   Third Quarter (through February 21, 2001).............. $ 17 1/2   $ 7 3/4

   On February 21, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $12 3/8. On March 1, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $23 1/8. As of March 1, 2001, the approximate number of holders of record of Shares was 450.

   Stockholders are urged to obtain a current market quotation for the Shares.

   7. Certain Information Concerning the Company.

   Except as otherwise described in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available information. None of Siemens AG, Siemens Corp. or Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Siemens AG, Siemens Corp. or Purchaser.

   General. The Company is a Delaware corporation with its principal executive offices located at 4849 Alpha Road, Dallas, Texas 75244. The Company's telephone number is (972) 852-1000.

   The Company was incorporated in Delaware on June 10, 1993 and completed its initial public offering of Shares on July 15, 1999. The Company is a developer and supplier of high-speed digital subscriber line customer premises equipment for the broadband access market. The Company's digital subscriber line, or DSL, solutions enable telecommunications and other communications network service providers to provide high-speed, cost-effective broadband access services over the existing copper wire telephone infrastructure to business and residential markets. The Company focuses on developing and producing single- and multiple-user DSL customer premises equipment for small to medium-size businesses, branch offices of large corporations and consumers. The Company's DSL products enable applications such as high speed Internet access, electronic commerce, access to computer networks from remote locations, telecommuting and extensions of corporate networks to branch offices.

   Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Current Report on Form 8-K dated January 16, 2001 (the
"Form 8-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 (the "Form 10-Q"). Such Form 8-K and Form 10-Q are each incorporated herein by reference. More comprehensive financial information is included in the Form 8-K, the Form 10-Q and other documents filed by the Company with the Commission. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

   The financial information for the six-month period ended December 31, 2000 has not been audited and, in the opinion of the management of the Company, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the six-month period are not necessarily indicative of results for the full year.

                           EFFICIENT NETWORKS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                                                    Six Months
                                       Years Ended June 30,           Ended
                                   ------------------------------  December 31,
                                     1998      1999       2000         2000
                                   --------  --------  ----------  ------------
Consolidated Statement of
 Operations Data:
Net revenues...................... $  7,564  $ 18,870  $  206,948   $  229,724
Cost of revenues..................    2,160    14,344     156,704      154,276
                                   --------  --------  ----------   ----------
  Gross profit....................    5,404     4,526      50,244       75,448
                                   --------  --------  ----------   ----------

Operating expenses:
  Sales and marketing.............    3,436     6,133      35,433       42,676
  Research and development........    7,861    11,858      29,924       26,176
  General and administrative......    1,641     1,993       9,384       10,284
  Stock option compensation.......    1,165     3,116       4,908        2,282
  Amortization of goodwill and
   other intangible assets........      --        --      100,431       95,085
  In-process research and
   development....................      --        --        4,970          --
                                   --------  --------  ----------   ----------
    Total operating expenses......   14,103    23,100     185,050      176,503
                                   --------  --------  ----------   ----------
    Loss from operations..........   (8,699)  (18,574)   (134,806)    (101,055)
Interest income...................      177       255      12,188       13,895
Interest expense and other, net...      (16)   (8,102)     (7,913)     (11,449)
Merger costs......................      --        --          --        (2,958)
                                   --------  --------  ----------   ----------
    Net loss...................... $ (8,538) $(26,421) $ (130,531)  $ (101,567)
                                   ========  ========  ==========   ==========
    Basic and diluted net loss per
     Share........................ $  (1.50) $  (4.23) $    (2.90)  $    (1.73)
                                   ========  ========  ==========   ==========
    Weighted average Shares
     outstanding..................    5,697     6,336      45,072       58,696
                                   ========  ========  ==========   ==========
Consolidated Balance Sheet Data:
  Cash and cash equivalents....... $  8,797  $  5,601  $  178,997   $  125,608
  Short-term investments..........      --        --      326,742      310,840
    Total assets.................. $ 13,137  $ 24,389  $1,560,158   $1,491,460
                                   ========  ========  ==========   ==========
  Convertible subordinated notes..      --        --      400,000      400,000
    Total stockholders' equity
     (deficit).................... $(22,925) $(36,581) $1,084,070   $  987,938
                                   ========  ========  ==========   ==========

   Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Siemens AG and Siemens Corp. conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Siemens AG and Siemens Corp. The Company has advised Siemens AG, Siemens Corp. and Purchaser that these projections were prepared by the Company's management based on numerous assumptions, including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Siemens AG or any of its affiliates and the Company or any alterations that Siemens AG or any of its affiliates may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the financial projections prepared by and deemed to be material by the Company's management that were made available to Siemens AG and Siemens Corp. in connection with the Merger Agreement and the Offer.

                                                               Calendar Year
                                                              Ending December
                                                                    31,
                                                             ------------------
                                                               2001      2002
                                                             --------  --------
                                                              (in thousands,
                                                              except percent
                                                                  and per
                                                                share data)
   Total Revenues........................................... $676,830  $989,000
   Gross Profit............................................. $243,063  $415,380
   Profit Margin............................................     35.9%     42.0%
   EBITA(1)................................................. $ 11,953  $120,880
   Cash Earnings Per Share(2)............................... $   0.01  $   1.79

  --------
  (1) Earnings before interest, tax, amortization of goodwill and retention costs.
  (2) Cash earnings per Share before amortization of goodwill and retention costs.

   In addition, the Company also informed Siemens AG and Siemens Corp. that the Company has been selected by SBC Communications, Inc. as its provider of external Ethernet-attached DSL modems. The agreement between the Company and SBC covers a one-year period with two discretionary one-year extensions. The Company has been supplying DSL modems to SBC since their initial agreement in October 1999.

   Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions and also the information described above under "Certain Projected Financial Data of the Company." While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the calendar years ending December 31, 2001 and 2002 may vary materially from those shown above.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and none of Siemens AG's, Siemens Corp.'s or the Company's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Siemens AG, Siemens Corp., Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of Siemens AG, Siemens Corp., Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of Siemens AG, Siemens Corp. or Purchaser or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

   8. Certain Information Concerning Siemens AG, Siemens Corp. and Purchaser.

   General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 153 East 53rd Street, New York, New York 10022 and its telephone number is (212) 258-4000. Purchaser is a wholly owned subsidiary of Siemens Corp.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   Siemens Corp. is a Delaware corporation, with its principal offices located at 153 East 53rd Street, New York, New York 10022. Siemens Corp.'s telephone number is (212) 258-4000. All of the outstanding shares of capital stock of Siemens Corp. are held by Siemens Beteiligungsverwaltungs, GmbH ("SBV"), Siemens Nixdorf Information Systeme AG ("SNI") (each of which is a corporation organized under the laws of the Federal Republic of Germany), Siemens Building Technologies Ltd. ("SBT"), a corporation organized under the laws of Switzerland, and Italian Holding Company Incorporated ("IHC"), a Delaware corporation. Each of SBV, SNI and SBT is a direct wholly owned subsidiary of Siemens AG and IHC is a direct wholly owned subsidiary of SBV. Siemens Corp. serves as the holding company for businesses of Siemens AG in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Siemens AG in the United States.

   Siemens AG is a corporation organized under the laws of the Federal Republic of Germany with its principal executive offices located at Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. The telephone number of Siemens AG is 011-49-89-636-00. Siemens AG's principal business is the design, development, manufacture and marketing of a wide range of electrical and electronic products and systems. The common stock of Siemens AG is listed for trading on the Frankfurt Stock Exchange in the Federal Republic of Germany.

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Siemens AG, Siemens Corp. and Purchaser and certain other information are described in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Siemens AG, Siemens Corp., Purchaser or, to their knowledge, any of the persons listed on Schedule I hereto has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase, (i) none of Siemens AG, Siemens Corp. or Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of

Siemens AG, Siemens Corp. or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Siemens AG, Siemens Corp. or Purchaser, nor, to the their knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as described in this Offer to Purchase, no material agreement, arrangement, understanding or relationship exists or is proposed between Siemens AG, Siemens Corp., Purchaser, or, to their knowledge, any of the persons listed in Schedule I hereto or any controlling persons or subsidiaries of Siemens AG, Siemens Corp. or Purchaser and the Company or any of its executive officers, directors, controlling persons or subsidiaries.

   As of March 2, 2001, Siemens AG owns 3,716,800 Shares, representing approximately 6.26% of the 59,332,385 Shares outstanding at February 21, 2001, and Mr. Anthony T. Maher, a member of the managing board of the Information and Communication Networks Division of Siemens AG ("Siemens ICN"), owns 10,000 Shares. In addition, Mr. Maher has options to purchase an additional 4,688 Shares which are exercisable on or before April 30, 2001.

   Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Siemens AG, Siemens Corp. or Purchaser, nor, to their knowledge, any of the persons listed in Schedule I hereto, has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss guarantees of profits or loss or the giving or withholding of proxies, consents or authorizations. Except as described in this Offer to Purchase, since March 2, 1999, none of Siemens AG, Siemens Corp. or Purchaser, nor, to their knowledge, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since March 2, 1999, there have been no negotiations, transactions or material contacts between any of Siemens AG, Siemens Corp. or Purchaser or any of their respective subsidiaries or, to their knowledge, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

   9. Financing of the Offer and the Merger.

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.46 billion. Siemens AG and its affiliates will finance the Offer and the Merger with internally available funds.

   10. Background of the Offer; the Merger Agreement and Related Agreements.

             BACKGROUND OF THE OFFER AND CONTACTS WITH THE COMPANY

   Relationship with the Company

   In June 1998, Siemens AG purchased shares of Series G preferred stock, par value $0.001 per share, of the Company. In connection with the transaction, Mr. Anthony T. Maher, a member of the managing board of Siemens ICN, was appointed to the Board and has remained on the Board since that time. In connection with the Company's initial public offering of Shares, the Series G preferred stock was converted into Shares.

   In addition, in June 1998, the Company and Siemens AG entered into an original equipment manufacturer purchase agreement, which provides for the purchase by Siemens AG of certain of the Company's products, software and customization services. During the Company's fiscal year ended June 30, 2000, the Company generated $8.0 million in revenues from sales made to Siemens AG, which accounted for 3.9% of the Company's total sales revenues for such fiscal year.

   As of March 2, 2001, Siemens AG holds 3,716,800 Shares, representing approximately 6.34% of the outstanding Shares, and Mr. Maher owns 10,000 Shares. In addition, Mr. Maher has options to purchase an additional 4,688 Shares which are exercisable on or before April 30, 2001.

   Background of the Offer and the Merger

   During the period from September through November 2000, members of Siemens AG's management held various meetings and telephone conversations to consider the strategic advantages of combining the operations of the Company and Siemens AG and the potential advantages a combination would create for their customers.

   On September 30, 2000, the Company engaged Morgan Stanley as its financial advisor. The engagement related primarily to a potential acquisition of a third party that the Company was then considering, but also provided for Morgan Stanley to advise the Company in connection with a business combination involving the Company should such a transaction arise.

   In early October 2000, Siemens AG engaged Goldman, Sachs & Co. oHG as its financial advisor with respect to a potential business combination with the Company.

   On November 6, 2000, after a presentation to the Management Board of Siemens AG (the "Siemens Board") by members of Siemens AG's management and representatives of Goldman Sachs, a steering committee (the "Steering Committee") consisting of several members of the Siemens Board authorized Dr. Roland Koch, President of Siemens ICN, to approach the Company on a preliminary basis regarding a possible business combination.

   During early November 2000, Dr. Koch contacted Mr. Mark Floyd, Chairman of the Board, to introduce the topic of a potential transaction between Siemens AG and the Company. Mr. Floyd held informal conversations with members of the Board and members of the Company's senior management regarding the contact and the potential for a transaction.

   On November 16, 2000, members of Siemens AG's and Siemens Corp.'s management and representatives of Goldman Sachs met with representatives of the Company and Morgan Stanley in New York to discuss the Company's products, strategy, technology and recent acquisitions. Immediately prior to this meeting, Siemens AG and the Company entered into a confidentiality agreement.

   On November 22, 2000, representatives of Siemens AG and Goldman Sachs held a telephonic meeting with representatives of the Company and Morgan Stanley to review certain financial information regarding the Company. Telephone conversations and meetings among members of Siemens AG's management and representatives of Goldman Sachs were held throughout November and December 2000 to discuss a possible transaction.

   On December 8, 2000, certain members of Siemens AG's management met with the Siemens Board to discuss the merits of a possible acquisition of the Company. After discussing a presentation made by Siemens AG's management, the Siemens Board authorized the management team to proceed with discussions of a business combination with the Company.

   On December 8, 2000, the Board met without Mr. Maher, a Siemens AG employee and a member of the Board, in attendance. In light of the potential conflict of interests that Mr. Maher would have in any discussions to consider any matters involving Siemens AG or its affiliates, the Board formed a special committee (the "Special Committee"). The Special Committee was comprised of all members of the Board other than Mr. Maher. Later on the same day, the Special Committee met and Mr. Floyd presented to the Special Committee the status of the conversations that he had with representatives of Siemens AG. Wilson Sonsini Goodrich & Rosati P.C., outside legal counsel to the Company ("WSGR"), reviewed with the Special Committee its fiduciary duties and other matters. The Special Committee authorized management and the Company's advisors to continue discussions with Siemens AG.

   From December 15 through December 19, 2000, representatives of Siemens Corp., together with representatives of Goldman Sachs, Shearman & Sterling, outside legal counsel to Siemens AG, and PricewaterhouseCoopers, accountants to Siemens AG ("PwC"), conducted a due diligence review of the Company in Dallas, Texas.

   During the period from December 19, 2000 through January 23, 2001, further meetings and telephone conversations among members of Siemens AG's management and representatives of Goldman Sachs were held to evaluate and consider a business combination with the Company. In addition, throughout December 2000 and January 2001, members of Siemens AG's management and representatives of Goldman Sachs held telephone conversations with members of the Company's management and representatives of Morgan Stanley to discuss various due diligence issues.

   On January 17, 2001, at a regularly scheduled meeting of the Board, the Board met without Mr. Maher in attendance. Mr. Floyd provided the Board with an update on discussions to date with representatives of Siemens AG and the Board authorized management and the Company's advisors to continue discussions with Siemens AG.

   On January 24, 2001, certain members of Siemens AG's management presented their due diligence findings and reviewed possible terms of a business combination with the Company at a meeting of the Siemens Board. After considering the issues presented by management, the Siemens Board authorized the management of Siemens AG to attempt to negotiate a possible business combination with the Company.

   On January 24, 2001, at a meeting of the Special Committee, Mr. Floyd provided the Special Committee with updates on discussions and negotiations to date with representatives of Siemens AG. The Special Committee directed management to continue holding discussions.

   On January 25, 2001, Dr. Koch and Mr. Floyd met in Munich, Germany to discuss the terms of a possible business combination between Siemens AG and the Company, including the possible structure and employee retention issues. In addition, they discussed Mr. Floyd's possible role at Siemens AG in the event that a business combination was consummated. After the meeting in Munich, telephone conversations between Dr. Koch and Mr. Floyd were held throughout late January and February 2001 to discuss further a possible business combination.

   On January 29, 2001 and February 5, 2001, the Special Committee met and was provided by Mr. Floyd with updates on discussions and negotiations to date with representatives of Siemens AG. The Special Committee directed management to continue holding discussions.

   On February 7, 2001, Dr. Koch and Mr. Floyd held a telephone conversation in which they discussed the terms of a possible business combination between Siemens AG and the Company, but were unable to reach agreement on terms. Later the same day, the Special Committee met. Mr. Floyd provided the Special Committee with updates on discussions and negotiations to date with representatives of Siemens AG. The Special Committee directed management to continue holding discussions.

   On February 8, 2001, Dr. Koch and Mr. Floyd spoke via telephone to discuss the proposed terms of the possible business combination, including the structure of the transaction, management issues and employee retention issues. At the end of the conversation, Dr. Koch and Mr. Floyd agreed that representatives of the Company, Siemens AG and Siemens Corp. should meet and attempt to negotiate a definitive business combination agreement. On the same day, the Special Committee met. Mr. Floyd provided the Special Committee with updates on discussions and negotiations to date with representatives of Siemens AG. The Special Committee directed management, together with the Company's advisors, to meet with representatives of Siemens AG and its advisors to attempt to negotiate an agreement.

   On February 9, 2001, Shearman & Sterling delivered an initial draft of the proposed Merger Agreement to the Company and WSGR.

   On February 11, 2001, the Special Committee met and was provided by Mr. Floyd with updates on discussions and negotiations to date with representatives of Siemens AG. WSGR reviewed the terms of the initial draft of the proposed Merger Agreement with the Special Committee. The Special Committee directed the Company's management to continue holding discussions.

   On February 12, 2001, the Special Committee met with representatives of the Company's management, WSGR and Morgan Stanley and reviewed and discussed the terms of the proposed acquisition and the status of the negotiations. At the meeting, WSGR gave a presentation to the Special Committee on the terms of the Merger Agreement, the structure of the Offer and the Merger and the Board's fiduciary duties. In addition, representatives from Morgan Stanley reviewed the financial aspects of the proposed transaction.

   During the period from February 10 through February 13, 2001, representatives of Siemens AG, Siemens Corp., Goldman Sachs, Shearman & Sterling and PwC met with representatives of the Company, Morgan Stanley and WSGR in New York to negotiate the terms of the Merger Agreement. During these meetings in New York, Siemens AG and its financial advisors, accountants and legal counsel conducted additional confirmatory due diligence meetings to obtain an update on due diligence matters. The parties left New York on February 13, 2001 without reaching agreement on the terms of a transaction.

   Discussions regarding the terms of a possible business combination between members of Siemens AG's management, representatives of Goldman Sachs, senior members of the Company's management and representatives of Morgan Stanley continued during the period from February 14 through February 19, 2001. On February 19, 2001, members of Siemens AG's and the Company's management agreed to meet in New York to attempt to negotiate a definitive business combination agreement.

   On February 20, 2001, representatives of Siemens AG, Siemens Corp., Goldman Sachs and Shearman & Sterling met with representatives of the Company, Morgan Stanley and WSGR in New York to negotiate the terms of a definitive Merger Agreement.

   On February 20, 2001, the Special Committee met to discuss the potential transaction. Members of the Company's management, together with representatives of WSGR and Morgan Stanley updated the Special Committee on the potential terms of a transaction, the remaining issues and potential timing.

   On the evening of February 21, 2001, the Board (with Mr. Maher not in attendance) met telephonically and reviewed and discussed the proposed transaction. The Company's management and WSGR provided the Board with an update on the terms of the Merger Agreement and related documents, retention plans and diligence items. The Board also received an opinion from Morgan Stanley that, as of the date of the meeting, the $23.50 cash per Share to be received by the holders thereof in the Merger Agreement was fair from a financial point of view to the Company's stockholders. Following additional discussion of the terms of the proposed acquisition, the Board unanimously resolved, among other things:

  . that the Merger Agreement and the transactions contemplated thereby are advisable;

  . to approve and authorize the Merger Agreement and the transactions contemplated thereby; and

  . to recommend that the Company's stockholders accept the Offer and approve and adopt the Merger Agreement and the Merger.

   On the evening of February 21, 2001, Siemens Corp., Purchaser and the Company executed the Merger Agreement. The Company and six senior executives of the Company also executed employment agreements and, except for one of the senior executives, non-compete agreements, copies of which have been filed as exhibits to the Schedule 14D-9 that the Company has filed with the Commission in connection with the Offer.

   On the morning of February 22, 2001, Siemens AG and the Company each issued a press release announcing the execution of the Merger Agreement. A copy of the press release issued by Siemens AG has been filed as an exhibit to the Tender Offer Statement on Schedule TO-C filed by Siemens AG, Siemens Corp. and Purchaser with the Commission in connection with the Offer and is incorporated herein by reference.

                             THE MERGER AGREEMENT

   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser, Siemens Corp., and Siemens AG with the Commission in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning the Company."

   The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than 10 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "Section 14. Certain Conditions of the Offer" hereof. Purchaser has agreed that no change in the Offer may be made which decreases the Per Share Amount, waives the Minimum Condition, reduces the maximum number of Shares to be purchased in the Offer or imposes conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer" hereof without the prior consent of the Company.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Siemens Corp. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company, or owned by Purchaser, Siemens Corp. or any direct or indirect wholly owned subsidiary of Siemens AG or of the Company, and any Shares which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

   Pursuant to the Merger Agreement, each Share held in treasury of the Company and each Share owned by Purchaser, Siemens Corp. or any indirect wholly owned subsidiary of Siemens Corp. or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto, and each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

   The Merger Agreement provides that Dieter Diehn, Mark A. Floyd, Roland Koch, E. Robert Lupone and Anthony Maher will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Efficient Networks, Inc." Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

   Stockholders' Meeting. Pursuant to the Merger Agreement, the Company, acting through the Board, shall, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (collectively, the "Transactions"). If

Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

   Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Siemens Corp., the unanimous recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the Transactions and to use its best efforts to obtain such approval and adoption. Siemens Corp. and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the Transactions. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Siemens Corp., Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

   Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Siemens Corp. shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with the Merger Agreement, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

   The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, any of the following, without the prior written consent of Siemens Corp. (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to the Company or any other Subsidiary; (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, except for purchases of inventory in the ordinary course of business consistent with past practice, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) authorize any single capital expenditure in excess of $2,500,000 in the aggregate, or
(v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any material subsidiary of the Company, or grant any severance or termination pay to, or enter into any severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or enter into any employment with any director, officer or other employee (other than with a newly hired employee, who is not an officer or a director, with an annual salary of less than $125,000) of the Company or any Subsidiary, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) make any tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2000, including the notes thereto, or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder; (k) commence or settle any material litigation, suit, claim, action, proceeding or investigation; or (l) publicly announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of
(i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use its best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees.

   The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the provision described above and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Siemens Corp. or Purchaser, or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

   Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Siemens Corp. and Purchaser and persons providing or proposing to provide Siemens Corp. or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Siemens Corp. and Purchaser and persons providing or proposing to provide Siemens Corp. or Purchaser with financing for the for the Transactions, with such financial, operating and other data and information as Siemens Corp. or Purchaser, through its officers, employees or agents, may reasonably request and Siemens Corp. and Purchaser have agreed to keep such information confidential, except in certain circumstances.

   No Solicitation of Transactions. The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel, participate in any discussions or negotiations regarding, or furnish to any person, any information (provided that prior to furnishing such information, the Company enters into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Superior Proposal.

   The Company has also agreed that neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Siemens Corp. or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein (and, concurrently with such termination, cause the Company to enter into an agreement with respect to a Superior Proposal).

   The Company has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Siemens Corp. orally (within one business day) and in writing (within two business days) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

   Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that, effective as of the Effective Time, the Company will take all necessary action, including obtaining the consent of the individual option holders, if necessary, to (i) cancel the Company's 1999 Stock Plan and the 1999 Nonstatutory Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans") and (ii) cancel, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested and exercisable as of such date. Each holder of any cancelled Company Stock Option that has an exercise price less than the Per Share Amount shall be entitled (subject to the provisions described in this paragraph) to be paid by the Surviving Corporation with respect to each Share subject to the Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess, if any, of the Per Share Amount over the applicable exercise price of such Option (the "Option Payment"). In respect of those Company Stock Options that have an exercise price that is less than the Per Share Amount, the Surviving Corporation shall make each Option Payment to the Company Stock Option holder as of the date on which the applicable number of shares of Common Stock subject to such Company Stock Option would have otherwise vested, subject to the conditions for vesting contained in the applicable Company Stock Option award, notwithstanding the cancellation of such Company Stock Option. The Surviving Corporation shall make such Option Payment at the Effective Time with respect to any outstanding and fully vested Company Stock Options that have an exercise price that is less than the Per Share Amount as of such date. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

   The Company has also agreed to take all actions necessary to shorten any pending Offering Period (as such term is defined in the Company's Employee Stock Purchase Plan (the "ESPP")) and establish a New Exercise Date (as contemplated in Section 19(c) of the ESPP) prior to the Effective Time (the "ESPP Date"). After the ESPP Date, all offering and purchase periods pending under the ESPP shall be terminated and no new offering or purchasing periods shall be commenced.

   From and after the Effective Time, Siemens Corp. will cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Employees of the Company or any Subsidiary will receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

   With respect to any employee benefit plans in which any employees of the Company or any Subsidiary first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Siemens Corp. will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any Subsidiary under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan; (ii) provide each employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; and (iii) with respect to flexible spending accounts, provide each employee of the Company and its Subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplications of benefits.

   Siemens Corp. has also agreed to implement employee incentive retention programs as soon as practicable following the Effective Time. The programs will consist of the Efficient Networks Retention Program (the "Company Retention Program") and the Discretionary Retention Program (the "Discretionary Program," and together with the Company Retention Program, the "Retention Programs"). All employees at designated seniority levels will generally be eligible to participate in the Company Retention Program. Retention bonuses awarded under the Company Retention Program will vest and become payable on the last day of the six-month period and on the first anniversary following the Effective Time if the award recipients are employed by the Company or its affiliate on the applicable payment date. Certain employees of the Company and of the controlled affiliates of Siemens AG will be eligible to participate in the Discretionary Program. Bonuses awarded under the Discretionary Program will vest and become payable if a combination of corporate and individual performance measures are achieved prior to each of the second and third anniversaries of the Effective Time, provided that the participant is employed by the Company or its affiliate on the applicable payment dates.

   The Retention Programs will offer awards of up to an aggregate maximum of $169 million, which will be divided between the Retention Programs. Of the $169 million, approximately $50 million will be allocated to the Company Retention Program and approximately $97 million will be allocated to the Discretionary Program. At least $22 million, plus any forfeited amounts under the Retention Programs, will remain unallocated and will be set aside for future allocations under the Discretionary Program.

   Pursuant to employment agreements between the Company and each of the following executives of the Company, such executives will be eligible to earn up to the amounts indicated below under the Company Retention Program and the Discretionary Program if, in the case of the Company Retention Program, the participants are employed on the applicable payment dates indicated above, and in the case of the Discretionary Program, if the established Company and individual performance measures are satisfied:

                                                                           Allocation from the
                                                                         ------------------------
                                                                          Company
                                                                         Retention  Discretionary
          Name                                Title                       Program      Program
          ----                                -----                      ---------- -------------
Mark A. Floyd........... Chairman of the Board                           $2,000,000  $7,000,000
Bruce Brown............. Chief Executive Officer                         $6,880,000  $5,000,000
Patricia Hosek.......... Executive Vice President of Product Operations  $  500,000  $4,000,000
James Hamilton.......... Executive Vice President of Sales and Marketing $2,500,000  $5,000,000
Greg Langdon............ Executive Vice President of Product Strategies  $  500,000  $3,000,000
Kenneth M. Siegel(1).... Vice President and General Counsel              $2,500,000         --

--------
(1) Mr. Siegel's employment agreement does not contain an allocation from the Discretionary Program.

   In addition to the foregoing, Siemens AG has expressed to the Company its intention to accelerate, in connection with and at the time of the Merger, unvested options (with an exercise price less than $23.50 per Share) to purchase Shares, which would have otherwise vested through the end of the 2001 calendar year. Mr. Floyd, Mr. Langdon, Ms. Hosek, and Ms. Manning possess options which would have otherwise vested during calendar 2001.

   Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   The Merger Agreement also provides that Siemens Corp. shall maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Siemens Corp. be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Siemens Corp. and Purchaser to be approximately $622,000 in the aggregate).

   Siemens Corp., Purchaser and the Company have also agreed that in the event the Company, Siemens Corp. or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Siemens Corp. or the Surviving Corporation, as the case may be, or at Siemens Corp.'s option, Siemens Corp., shall assume the foregoing indemnity obligations.

   Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the German Competition Act or any other applicable foreign antitrust filing with respect to the Transactions and
(ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions, and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Siemens Corp. will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Purchaser, Siemens Corp., Company or any of their respective subsidiaries or (ii) limits Siemens Corp.'s ability to operate the Company and the Subsidiaries or any portion thereof or any of Siemens Corp.'s or its affiliates' other assets or businesses in a manner consistent with past practice. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

   The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

   Convertible Notes. Pursuant to the Merger Agreement, prior to the consummation of the Merger, Purchaser will execute a supplemental indenture which complies with the terms of the Indenture, and deliver such supplemental indenture to the Company.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, filings and financial statements, litigation, employee benefit plans, labor and employment matters, property and leases, intellectual property, environmental matters, taxes, material contracts, customers and suppliers, insurance and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) if and to the extent required by Delaware Law, the Merger Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the German Competition Act, and any other applicable foreign antitrust laws shall have expired or been terminated; (c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Siemens Corp. or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Siemens Corp. or Purchaser if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

   Termination. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions, may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company (a) by mutual written consent of each of Siemens Corp., Purchaser and the Company duly authorized by the Boards of Directors of Siemens Corp., Purchaser and the Company; or (b) by either Siemens Corp., Purchaser or the Company if (i) the Effective Time shall not have occurred on or before July 31, 2001; provided, however, that the right to terminate the Merger Agreement as described in (b)(i) above shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Siemens Corp. if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "Section
14. Certain Conditions of the Offer" hereto, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time periods specified in (A) and (C) above shall be extended until July 31, 2001), unless such action or inaction under (A),
(B) or (C) shall have been caused by or resulted from the failure of Siemens Corp. or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Siemens Corp. or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Siemens Corp. its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time periods specified in (A) and (C) above shall be extended until July 31, 2001), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five calendar days' prior written notice to Siemens Corp., setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal; provided, however, that any termination of the Merger Agreement pursuant to (d)(ii) above shall not be effective until the Company has made full payment of all amounts described below under the section entitled " Fees."

   Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any intentional breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

   Fees. The Merger Agreement provides that in the event that (i) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 business days, (B) the Minimum Condition shall not have been satisfied and (C) the Merger Agreement shall have been terminated pursuant to the termination provision described above; or (ii) the Merger Agreement is terminated pursuant to the provisions described above in
(c)(ii) or (d)(ii); or (iii) the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, in each case within 12 months after the termination of the Merger Agreement pursuant to the termination provision described above, and the Company shall not theretofore have been required to pay the Fee to Siemens Corp. pursuant to the provisions described in (i) or (ii) of this paragraph; then, in any such event, the Company shall pay Siemens Corp. promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $50,000,000 (the "Fee"), which amount shall be payable in immediately available funds.

   Except as set forth under this Section "Fees," all costs and expenses incurred in connection with the Merger Agreement and the Transactions, shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. In the event that the Company shall fail to pay the Fee it shall also pay interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus two percent.

                              RELATED AGREEMENTS

Agreements with Mark A. Floyd

   The following is a summary of certain provisions of the employment agreement dated February 21, 2001 (the "Employment Agreement") between the Company and Mark A. Floyd and the supplemental agreement dated February 21, 2001 (the "Supplemental Agreement" and, together with the Employment Agreement, hereinafter collectively referred to as the "Floyd Agreements") between Siemens Information and Communication Networks, Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Corp., and Mr. Floyd. This summary is qualified in its entirety by reference to the Floyd Agreements, which are incorporated herein by reference, and copies of which have been filed with the Commission as exhibits to the Schedule TO. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the applicable Floyd Agreement. The Floyd Agreements may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning the Company."

   Mr. Floyd has agreed to serve as President of Access Solutions pursuant to the Employment Agreement. For his services, the Company will pay Mr. Floyd an initial annual base salary of $400,000 and he will have the opportunity to earn an annual bonus in a target amount of $350,000 under the Company's annual cash bonus program if established individual and corporate performance measures are satisfied. The Employment Agreement also provides that Mr. Floyd will be eligible to earn up to $2,000,000 and $7,000,000 under the Company Retention Program and the Discretionary Program, respectively. In the event the Company terminates Mr. Floyd's employment without "cause" or if he resigns for "good reason," Mr. Floyd will continue to receive his then-current annual salary for one year following cessation of his services and will be paid 100% of the award allocated to him under the Company Retention Program. In addition, if the Company terminates his employment without "cause," he will be entitled to payment of the immediately subsequent installment under the Discretionary Program that is payable after the employment termination. A more detailed summary of the Employment Agreement may be found in the Schedule 14D-9.

   In addition to the Employment Agreement, Mr. Floyd has entered into with the Company, Mr. Floyd entered into the Supplemental Agreement with Siemens Information and Communication Networks, Inc., pursuant to which Mr. Floyd agreed that under the Employment Agreement, he will have responsibilities to both the Company and Siemens AG. Mr. Floyd also agreed that, as soon as practicable following the Effective Time, he will enter into a separate employment agreement with Siemens AG regarding his duties to be performed outside of the United States.

Confidentiality Agreement

   The following is a summary of certain provisions of the Confidentiality Agreement dated November 16, 2000 (the "Confidentiality Agreement") between Siemens Corp. and the Company. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the Commission as an exhibit to the Schedule TO. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning the Company."

   The Company and Siemens Corp. entered into a Confidentiality Agreement dated November 16, 2000. The Confidentiality Agreement provides that the Receiving Party of Proprietary Information (a) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary

Information to any person, other than its Representatives, and shall cause those persons to observe the terms of the Confidentiality Agreement; (b) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction; and (c) except as required by law, shall not disclose to any person (other than its Representatives) any information about the Proposed Transaction, or the terms and conditions or any other facts relating thereto, including, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Confidentiality Agreement provides that the confidentiality obligations of the parties shall survive until the second anniversary of the date of the Confidentiality Agreement.

   The parties to the Confidentiality Agreement agreed that, without the other party's prior written consent, neither party will (a) for a period beginning on the date of the Confidentiality Agreement and ending 90 days following termination of discussions regarding a Proposed Transaction, directly or indirectly employ any person who is now employed by the other party nor (b) for a period of one year from the date of the Confidentiality Agreement directly or indirectly solicit to employ any person who is now employed by the other party.

   Siemens Corp. also agreed that, from the date of the Confidentiality Agreement until December 31, 2001, Siemens Corp. will not: (a) except (i) for de minimis amounts for benefits plans and the like and (ii) that three months after termination of discussions, Siemens may through open-market purchases acquire capital stock of the Company such that Siemens Corp. holds up to 10% of the Company's outstanding capital stock, acquire or make an offer to acquire shares of the Company; (b) initiate, propose or otherwise solicit Company's stockholders for the approval of one or more stockholder proposals with respect to the Company or induce or attempt to induce any other person to initiate any stockholder proposal; (c) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in Rule 14a-1 of Regulation 14A under the Exchange Act) with respect to any voting securities in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act), with respect to the Company; or (d) call or seek to have called any meeting of the holders of Voting Securities of the Company; in each case without the prior written approval of the Board of Directors of the Company. The provisions described in this paragraph shall be of no further force or effect upon the occurrence of certain events described in the Confidentiality Agreement.

   11. Purpose of the Offer; Plans for the Company After the Offer and the Merger; Effect on Convertible Notes.

   Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Siemens Corp. to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Siemens Corp. to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Siemens Corp. and an indirect wholly owned subsidiary of Siemens AG.

   Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Transactions, including the Offer and the Merger. The Board has unanimously (with Mr. Anthony T. Maher, a Siemens AG employee and a director on the Company, not in attendance) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the Transactions, including the Offer and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Transactions, including the Offer and the Merger. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

   In the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, including the Offer and the Merger, if such action is required by Delaware Law in order to consummate the Merger. Siemens Corp. and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Siemens Corp., Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Siemens Corp. does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. Siemens Corp. intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Morgan Stanley) are not necessarily opinions as to "fair value" under Section 262.

   The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

   Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. Except as disclosed in this Offer to Purchase, none of Siemens AG, Siemens Corp. or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Board. Siemens Corp. and Siemens AG will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units and subsidiaries of Siemens AG and Siemens Corp. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Siemens Corp. and Siemens AG acquire control of the Company, Siemens Corp. and Siemens AG will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, Certificate of Incorporation, By-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

   Siemens AG, Siemens Corp., Purchaser or an affiliate of Siemens AG may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

   Effect on Convertible Notes. According to the Form 10-Q, at December 31, 2000, $400,000,000 aggregate principal amount of the Convertible Notes was outstanding. The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture, and then tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion equal to $1,000 or any integral multiple of $1,000) into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $181.00 per share (5.525 Shares per $1,000 principal amount of Convertible Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible

Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if any Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights under the Indenture.

   Under the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding would be entitled to receive, upon conversion, the amount of shares of stock and other securities and property (including cash) receivable upon the Merger by the holders of the number of Shares which would have been issuable upon conversion of such Convertible Note immediately prior to such Merger. Accordingly, each $1,000 principal amount of Convertible Notes would be convertible into $129.83 upon consummation of the Merger.

   The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer substantially all of its assets unless the acquiror is a U.S. corporation and it expressly assumes (by a supplemental indenture) the payment of principal, premium and interest on the Convertible Notes, as well as the Company's covenants under the Indenture. The Indenture further requires that the Company, or the successor corporation, execute and deliver to the Trustee, as a condition precedent to the Merger, a supplemental indenture providing that holders of each Convertible Note then outstanding shall have the right to convert such Convertible Note into the cash receivable by a holder of the number of Shares deliverable upon conversion of such Convertible Note immediately prior to the Merger.

   The Indenture provides that upon a "Change of Control" of the Company the holders of the Convertible Notes have the right to require the Company to purchase their Convertible Notes at a purchase price equal to the principal amount of the Convertible Notes, plus accrued and unpaid interest up to, but excluding, the date that is 30 business days after the occurrence of the Change in Control (the "Repurchase Date"). The consummation of the Offer on the terms described in this Offer to Purchase will constitute a Change of Control under the Indenture. However, the consummation of the Offer will not be deemed to be a Change of Control for purposes of the Indenture if the closing price of the Shares for any five trading days during the 10 trading days immediately preceding the consummation of the Offer is at least equal to 105% of the conversion price of the Convertible Notes (105% of the current conversion price of $181 is $190.05) in effect on such trading date.

   Within 10 business days after the occurrence of a Change in Control, the Company will mail a written notice to the Trustee and to each holder of Convertible Notes (and to beneficial owners as required by applicable law). Such notice will include a form of the Change in Control Purchase Notice (as defined below) and will state, among other things, the date of the Change of Control, the events causing the Change of Control, the date by which the Change in Control Purchase Notice must be given, the Repurchase Date, the repurchase price, the conversion rights, the name and address of each Paying Agent and Conversion Agent (as defined in the Indenture), the conversion price and any adjustment thereto, the procedures that the holder of Convertible Notes must follow to exercise the rights described on the previous paragraph and the procedures for withdrawing a Change in Control Purchase Notice. A holder of Convertible Notes may exercise the rights described on the previous paragraph upon delivery of a written notice (the "Change in Control Purchase Notice") to any Paying Agent (as defined in the Indenture) at any time prior to the close of business on the business day next preceding the Repurchase Date.

   12. Dividends and Distributions.

   The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Siemens Corp., (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) any assets of the Company or any Subsidiaries, except for transactions in the ordinary course of business consistent with past practices; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

   13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser in the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Siemens Corp. intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

   Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of beneficial owners of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, such Shares would no longer constitute "margin securities."

   14. Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act, the German Competition Act or any other applicable foreign antitrust law shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any Action by any Governmental Authority, (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Siemens Corp., Purchaser or any other affiliate of Siemens Corp., or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Siemens Corp. or any of their subsidiaries of all or any of the business or assets of the Company, Siemens Corp. or any of their subsidiaries or to compel the Company, Siemens Corp. or any of their subsidiaries as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Siemens Corp. or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Siemens Corp., Purchaser or any other affiliate of Siemens Corp. to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; or (iv) seeking to require divestiture by Siemens Corp., Purchaser or any other affiliate of Siemens Corp. of any Shares;

     (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions, and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

     (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Siemens Corp., the Company or any subsidiary or affiliate of Siemens Corp. or the Company or (ii) any Transactions, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the German Competition Act or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

     (d) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Siemens Corp. or Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

     (e) (i) any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect shall not be true and correct as so qualified or (ii) any representation or warranty that is not so qualified shall not be true and correct (except where the failure to be true and correct would not have a Material Adverse Effect), in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except as to any representation or warranty made as of a specified date);

     (f) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

     (g) the Merger Agreement shall have been terminated in accordance with its terms; or

     (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Siemens Corp. or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

   The foregoing conditions are for the sole benefit of Purchaser and Siemens Corp. and may be asserted by Purchaser or Siemens Corp. regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Siemens Corp. in whole or in part at any time and from time to time in their sole discretion. The failure by Siemens Corp. or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

   15. Certain Legal Matters and Regulatory Approvals.

   General. Based upon Purchaser's review of publicly available information regarding the Company and the review of information furnished by the Company to Siemens Corp. and discussions between Siemens Corp.'s representatives and representatives of the Company (see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements"), neither Purchaser nor Siemens Corp. is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Siemens AG, Siemens Corp. or Purchaser or that certain parts of the business of the Company, Siemens AG, Siemens Corp. or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On February 21, 2001, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting (with Mr. Anthony T. Maher, a Siemens AG employee, not in attendance) held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

   United States Antitrust Compliance. Under the HSR Act and the rules that have been issued by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Purchaser's acquisition of Shares pursuant to the Offer is subject to these requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

   Under the HSR Act, on March 2, 2001, Siemens Corp. filed a Premerger Notification and Report Form in connection with the purchase of the Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Siemens Corp. Accordingly, the waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on or about March 19, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration or the waiting period. Pursuant to the HSR Act, Siemens Corp. has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Siemens Corp. with respect to the Offer, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1. Terms of the Offer; Expiration Date" and
"Section 14. Certain Conditions of the Offer."

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Siemens Corp., the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Siemens Corp. relating to the businesses in which Siemens Corp., the Company and their respective subsidiaries are engaged, Siemens Corp. and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

   German Antitrust Compliance. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO" or "Bundeskartellamt") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by Purchaser pursuant to the Offer and the consummation of the Merger are subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in-depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the German Competition Act, the purchase of the Shares pursuant to the Offer may not be consummated before the end of the one-month period, and, provided that the FCO has informed the parties about the initiation of an in-depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of the Shares by Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will either approve the transaction subject to undertakings or act to prohibit the transaction. While Siemens AG, Siemens Corp. and Purchaser do not believe that there is any basis for the FCO to investigate the Offer and the Merger in-depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not extend the waiting period.

   Siemens AG filed the information with the FCO on February 28, 2001. Siemens AG and Siemens Corp. currently expect to obtain the requisite clearance by the FCO prior to the scheduled Expiration Date. In the event that such clearance is not obtained prior to the Expiration Date, the Offer may be extended until July 31, 2001.

   Other Applicable Foreign Antitrust Laws. Other than the filings with the Antitrust Division, the FTC and the FCO, as described above, Siemens AG and Siemens Corp. do not believe that any additional material antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, Siemens AG and/or Siemens Corp. will make such filings.

   Other Laws and Legal Matters. According to the Company's Form 10-K for the fiscal year ended June 30, 2000, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

   Pending Legal Proceedings Relating to the Offer. On February 22, 2001, a class action complaint was filed in the County Court of Dallas County in the State of Texas, on behalf of a putative class of public stockholders of the Company alleging causes of action relating to the Merger Agreement and the transactions contemplated thereby. The case is encaptioned Daniel Kucera, et al. v. Efficient Networks, Inc., et al., Cause No. 01-02083-C. A copy of the complaint (the "Complaint") filed in connection with the aforementioned action is filed as an Exhibit to the Schedule TO and this summary is qualified in its entirety by reference to the Complaint. The defendants in the action include the Company and its directors. The Complaint alleges, among other things, that defendants breached (and are continuing to breach) their fiduciary duties to the plaintiff and the other members of the putative class by entering into the Merger Agreement without first undertaking procedures allegedly designed to maximize stockholder value. The plaintiff seeks, among other things, to enjoin the defendants from proceeding with and consummating the Offer and the Merger. The Company believes that the class action suit is without merit, and intends to defend it vigorously.

   16. Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Goldman Sachs is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Siemens AG, Siemens Corp. and Purchaser in connection with the Offer and Merger. Siemens AG has agreed to pay Goldman, Sachs & Co. oHG reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of Goldman Sachs as Dealer Manager). Siemens AG has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by Goldman Sachs and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

   Purchaser and Siemens Corp. retained Georgeson Shareholder Communications Inc., as the Information Agent, and Mellon Investor Services, LLC, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

   17. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Shares should not rely on such information or representation as having been authorized.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Siemens Corp. and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          Memphis Acquisition Inc.

Dated: March 2, 2001

                                                                     SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
              OFFICERS OF SIEMENS AG, SIEMENS CORP. AND PURCHASER

   1. Directors and Executive Officers of Siemens AG.

   The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of Siemens AG. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and the business address of each such person is c/o Siemens AG, Wittelsbacherplatz 2, D-80333 Munich, Federal Republic of Germany. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Siemens AG. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Siemens AG for the past five years.

                          Present Principal Occupation or Employment;
Name and Current Address  Material Positions Held During the Past Five Years
------------------------  --------------------------------------------------
                          Supervisory Board

Dr. Karl-Hermann          Chairman of the Supervisory Board since February 1998. Chief
 Baumann................  Financial Officer until February 1998.

Alfons Graf.............  First Deputy Chairman of the Supervisory Board. Chairman of
                          the Central Works Council.

Dr. Rolf-E. Breuer......  Second Deputy Chairman of the Supervisory Board. Spokesman
 Taunusanlage 12          of the Managing Board of Deutsche Bank AG, Frankfurt am
 D-60325 Frankfurt am     Main.
 Main Federal Republic
 of Germany

Helmut Cors.............  Member of the Supervisory Board. Member of the Federal
 Johannes-Brahms-Platz 1  Executive Committee, Deutsche Angestellten-Gewerkschaft.
 D-20355 Hamburg
 Federal Republic of
 Germany

Bertin Eichler..........  Member of the Supervisory Board. Executive Member of the
 Lyoner Strasse 32        Board of Management of Industriegewerkschaft Metall since
 D-60528 Frankfurt        September 1996. First Representative of
 Federal Republic of      Industriegewerkschaft Metall, Amberg until September 1996.
 Germany

Jean Gandois............  Member of the Supervisory Board. Chairman of the Supervisory
 72 rue du Faubourg       Board of Suez Lyonnaise des Eaux S.A., Paris, France.
 Saint Honore             Independent consultant since April 1999. President of
 75008 Paris              Cockerill Sambre S.A., Belgium, until April 1999. Citizen of
 France                   France.

Birgit Grube............  Member of the Supervisory Board. Office Clerk.

Heinz Hawreliuk.........  Member of the Supervisory Board. Head of the Company
 Laubenheimer Strasse 88  Codetermination Department, Industriegewerkschaft Metall.
 D-55130 Mainz
 Federal Republic of
 Germany

Ralf Heckmann...........  Member of the Supervisory Board. Chairman of the Siemens
                          Combined Works Council.

Robert M. Kimmitt.......  Member of the Supervisory Board. President and Vice Chairman
 1600 Riviera Ave.        of the Board of Commerce One, Inc. Senior partner, Wilmer,
 Suite 200                Cutler & Pickering, Washington D.C., until February 2000.
 Walnut Creek, CA 94596   Banker, Lehman Brothers until April 1997. Citizen of the
                          United States of America.

                              Present Principal Occupation or Employment;
Name and Current Address      Material Positions Held During the Past Five Years
------------------------      --------------------------------------------------
Dr. Heinz Kriwet............  Member of the Supervisory Board. Chairman of the Supervisory
 August-Thyssen-Strasse 1     Board of Thyssen Krupp AG since March 1999. Chairman of the
 D-40211 Duesseldorf          Supervisory Board of Thyssen AG from March 1996 until March
 Federal Republic of Germany  1999. Chairman of the Board of Management of Thyssen AG
                              until March 1996.

Prof. Dr. Hubert Markl......  Member of the Supervisory Board. President of the Max-
 Hofgartenstrasse 8           Planck-Gesellschaft, Munich, since 1996. Professor at the
 D-80539 Munich               University of Konstanz until 1996.
 Federal Republic of Germany

George Nassauer.............  Member of the Supervisory Board. Steel Casting Constructor.
 Siemensdamm 50-54
 D-13629 Berlin
 Federal Republic of Germany

Dr. Albrecht Schmidt........  Member of the Supervisory Board. Spokesman of the Managing
 Am Tucherpark 15             Board, Bayerische Hypo-und Vereinsbank AG, Munich.
 D-80538 Munich
 Federal Republic of Germany

Dr. Henning Schulte-Noelle..  Member of the Supervisory Board. Chairman of the Managing
 Koeniginstrasse 28           Board, Allianz AG, Munich.
 D-80790 Munich
 Federal Republic of Germany

George Seubert..............   Member of the Supervisory Board. Fitter.
 Humboldstrasse 64
 D-90459 Nuremberg
 Federal Republic of Germany

Peter von Siemens...........   Member of the Supervisory Board. Industrial manager.

Dr. Daniel L. Vasella.......   Member of the Supervisory Board. Chairman, Chief Executive
 CH-4002 Basel                 Officer and Member of the Executive Committee of Novartis
 Switzerland                   AG, Basel, Switzerland. Citizen of Switzerland.

Klaus Wigand................   Member of the Supervisory Board. Industrial manager.

Erwin Zahl..................   Member of the Supervisory Board. Maintenance technician.
 Von-der-Tann-Strasse 30
 D-90439 Nuremberg
 Federal Republic of Germany

                              Board of Managing Directors

Dr. Heinrich v. Pierer......   President and Chief Executive Officer.

Dr. Volker Jung.............   Member of the Board of Managing Directors; Executive Vice
                               President.

Roland Koch.................   Member of the Board of Managing Directors since 1997;
 Siemens AG                    Senior Vice President. President of the Information and
 Hofmannstrasse 51             Communication Networks Division of Siemens AG since 1998.
 D-81359 Munich                President of the Public Communication Networks Group of
 Federal Republic of Germany   Siemens AG and Senior Vice President, Siemens AG from 1997 to 1998. Member of the Board of Directors of Public
                               Communication Networks Group of Siemens AG from 1995 to
                               1997.

                              Present Principal Occupation or Employment;
Name and Current Address      Material Positions Held During the Past Five Years
------------------------      --------------------------------------------------
Dr. Edward G. Krubasik......   Member of the Board of Managing Directors since 1997;
 Werner-von-Siemens-Strasse    Executive Vice President. Director at McKinsey & Company
 50 D-91052 Erlangen           Inc., Munich, until January 1997.
 Federal Republic of Germany

Rudi Lamprecht..............   Member of the Board of Managing Directors, Senior Vice
 Hofmannstrasse 51             President and Chief Executive Officer and Group President
 D-81359 Munich                of the Information and Communication Mobile Division of
 Federal Republic of Germany   Siemens AG since April 2000. Chief Executive Officer and
                               Group President of the Information and Communication
                               Products Division of Siemens AG from September 1998 until
                               April 2000. Chairman of the Group Executive Committee of
                               the Private Communication Systems Division of Siemens AG
                               from June 1998 until September 1998. Member of the Board of
                               Managing Directors of Siemens Nixdorf Informationssysteme
                               AG from January 1998 until June 1998. President of Region
                               Europe Siemens Nixdorf Informationssysteme AG prior to
                               January 1998.

Heinz-Joachim Neubuerger....   Member of the Board of Managing Directors and Head of the
                               Corporate Finance Department since 1997. Executive Vice
                               President and Chief Financial Officer. Director of Siemens
                               Corp. Executive Director of Siemens Ltd., Bombay, from
                               April 1996 until November 1997. Head of Treasury Department until April 1996.

Prof. Peter Pribilla........   Member of the Board of Managing Directors; Executive Vice
                               President. Director and Chairman of the Board of Directors
                               of Siemens Corp.

Juergen Radomski............   Member of the Board of Managing Directors; Executive Vice
 Werner-von-Siemens-Strasse    President.
 50 D-91052 Erlangen
 Federal Republic of Germany

Dr. Uriel J. Sharef.........   Member of the Board of Managing Directors since 2000;
 Paul-Gossen-Strasse 1009      Executive Vice President. President of Siemens S.A. from
 1052 Erlangen                 1991 through September 1996. Chief Executive Officer and
 Federal Republic of Germany   President of the Power Transmission and Distribution Group
                               of Siemens AG from October 1996 through October 2000.

Prof. Dr. Claus Weyrich.....   Member of the Board of Managing Directors since 1996;
 Otto-Hahn-Ring 6              Senior Vice President. Head of Corporate Research since
 D-81739 Munich                1994.
 Federal Republic of Germany

Dr. Klaus Wucherer..........   Member of the Board of Managing Directors since August
 Gleiwitzer Strasse 5551999    1999; Executive Vice President. President of the Automation
 D-90475 Nuremberg             & Drives Group since September 1998. Vice President of the
 Federal Republic of Germany   Automation & Drives Group since 1996. Division Head until
                               1996.

   2. Directors and Executive Officers of Siemens Corp.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Siemens Corp. Unless otherwise indicated, the current business address of each person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with Siemens Corp.

                          Present Principal Occupation or Employment;
Name and Current Address  Material Positions Held During the Past Five Years
------------------------  --------------------------------------------------
Prof. Peter Pribilla....  Director and Chairman of the Board of Directors of Siemens
 Siemens AG               Corp. and Member of the Board of Managing Directors of
 Wittelsbacherplatz 2     Siemens AG. Citizen of the Federal Republic of Germany.
 D-80333 Munich
 Federal Republic of
 Germany

Heinz-Joachim Neubuerger  Director of Siemens Corp. since 1999. Member of the Board of
 ............ Siemens AG  Managing Directors and Head of the Corporate Finance
 Wittelsbacherplatz 2     Department of Siemens AG since 1997. Executive Director of
 D-80333 Munich           Siemens Ltd., Bombay, from April 1996 until November 1997.
 Federal Republic of      Head of Treasury Department until April 1996. Citizen of the
 Germany                  Federal Republic of Germany.

Gerhard Schulmeyer......  Director, President and Chief Executive Officer of Siemens
                          Corp. Formerly President and Chief Executive Officer of
                          Siemens Nixdorf Informationssysteme AG, Munich. Citizen of
                          the Federal Republic of Germany.

Klaus Kleinfeld.........  Chief Operating Officer of Siemens Corp. since January 2001.
                          Executive Vice President and Member of the Managing Board of
                          Medical Engineering Group of Siemens AG from 1998 to
                          December 2000. President of the Siemens Management
                          Consulting Group of Siemens AG until 1998. Citizen of the
                          Federal Republic of Germany.

Gerald Wright...........  Director since July 2000. Executive Vice President and Chief
                          Financial Officer of Siemens Corp. since October 1998.
                          Executive Vice President and Chief Financial Officer of
                          Siemens Business Communication Systems until October 1998.
                          Citizen of the Federal Republic of Germany.

E. Robert Lupone........  Senior Vice President, General Counsel and Secretary of
                          Siemens Corp. since July 2000; Vice President, General
                          Counsel and Secretary of Siemens Corp. from September 1999 to July 2000; Associate General Counsel of Siemens Corp.
                          from 1998 until September 1999. Senior Counsel of Siemens
                          Corp. from 1994 until 1998.

William G. Moran........  Vice President of Mergers and Acquisitions of Siemens Corp.
                          since August 2000. Director, Barclays Capital from April
                          1996 to August 2000 and Senior Director, NatWest Markets
                          from December 1993 to April 1996.

Dana Scott Deasy........  Vice President and Chief Information Officer of Siemens
                          Corp. since September 1999. Chief Information Officer of
                          Locomotive Group of General Motors until September 1999.

Dr. Doris Larmann.......  Vice President of Corporate Communications of Siemens Corp.
                          since October 1999. Chief Communications and Marketing
                          Consultant to Information and Communication Products Group
                          of Siemens AG until October 1999.

   3. Directors and Executive Officers of Purchaser.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Siemens Corporation, 153 East 53rd Street, New York, NY 10022. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name refers to employment with Purchaser.

                          Present Principal Occupation or Employment;
Name and Current Address  Material Positions Held During the Past Five Years
------------------------  --------------------------------------------------
Christoph Ferner........  Director and President of Purchaser since February 2001;
 Siemens AG               Vice President of Mergers and Acquisitions of the
 Hofmannstrasse 51        Information and Communication Networks Division of Siemens
 D-81359 Munich           AG since May 1999. Director of Mergers and Acquisitions,
 Federal Republic of      Infineon Technologies, Munich, Federal Republic of Germany,
 Germany                  from 1998 to April 1999. Director of Business Development of the Public Networks Group of Siemens AG from 1995 to 1998.
                          Citizen of the Federal Republic of Germany.

Gunther Barth...........  Director and Vice President of Purchaser since February
 Siemens AG               2001; Vice President of Mergers and Acquisitions of the
 Hofmannstrasse 51        Information and Communication Networks Division of Siemens
 D-81359 Munich           AG. Citizen of the Federal Republic of Germany.
 Federal Republic of
 Germany

Kenneth R. Meyers.......  Secretary of Purchaser since February 2001. Associate
                          General Counsel to Siemens Corp. since 2000. Senior Counsel to Siemens Corp. prior thereto.

   The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                         Mellon Investor Services, LLC

          By Mail:               By Overnight Courier:               By Hand:
Mellon Investor Services LLC  Mellon Investor Services LLC Mellon Investor Services LLC
 Reorganization Department     Reorganization Department    Reorganization Department
        PO Box 3301                85 Challenger Road              120 Broadway
 South Hackensack, NJ 07606         Mail Stop-Reorg                 13th Floor
                                  Ridgefield, NJ 07660          New York, NY 12071

                           By Facsimile Transmission
                       (For Eligible Institutions Only):

                                (201) 296-4293

                Confirm Receipt of Facsimile by Telephone Only:

                                (201) 296-4860

   Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

               [GEORGESON SHAREHOLDER COMMUNICATIONS, INC. LOGO]
                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2864

                     The Dealer Manager for the Offer is:

                             Goldman, Sachs & Co.

                                85 Broad Street
                           New York, New York 10004
                         Call Collect: (212) 902-1000
                        Call Toll Free: (800) 323-5678